EXHIBIT 99.1

                           Letter Dated April 20, 2006


                       [Weil, Gotshal & Manges Letterhead]


                                 April 20, 2006



VIA TELECOPY: 972/628-4147
--------------------------

Highland Select Equity Fund, L.P.
c/o Highland Capital Management, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240

Attention:   Michael Minces, Vice President

             Re:    Your letter of April 12, 2006 (the "April 12 Letter")

Dear Mr. Minces:

     This firm represents Motient Corporation ("Motient"), and has been referred, for response, the following response to the above-referenced April 12 Letter.

     Your letter demands that Highland Select Equity Fund, L.P. ("Highland Select") be permitted to inspect books and records of Motient, supposedly pursuant to Section 220(b) of the Delaware General Corporation Law ("Section 220"). For a number of reasons, Motient declines the demand.

     Motient assumes for purposes of this response that Highland Select is a record owner of shares of Motient's Common Stock. We understand that Highland Select is one of several affiliates of Highland Capital Management, L.P. ("Highland Capital") and James Dondero who collectively claim to be the largest holder of Motient Common Stock.

     First, Motient declines the demand because it is clear that the request is nothing more than an attempted end-run around the rules that govern discovery in the existing lawsuits between the parties: (1) Highland Crusader Offshore Partners, L.P.; Highland Equity Focus Fund, L.P.; Highland Capital Management, L.P.; and Highland Capital Management Services, Inc. v. Motient Corporation, Cause No. 05-07996-E, 101st District Court, Dallas County, Texas, a suit filed by Highland Capital and three Highland affiliates in state court in Dallas, seeking rescission and damages arising out of Highland's purchase of Motient's Series A Cumulative Convertible Preferred Stock (the "Highland Rescission Suit"); (2) Motient Corporation v. James D. Dondero, Cause No. 05-10742, 101st

Mr. Michael Minces
April 20, 2006
Page 2


District Court, Dallas County, Texas, a suit filed by Motient against Mr. Dondero in state court in Dallas, asserting violations of fiduciary duties (the "Motient Fiduciary Duty Suit"); and (3) Motient Corporation v. James D. Dondero, Civil Action No. 3-05-CV-2070-P, United States District Court for the Northern District of Texas, Dallas Division, a suit filed by Motient against Mr. Dondero, Highland Capital, and affiliates in federal court in Dallas, asserting violations of the federal securities laws (the "Motient Securities Suit"). It is improper for you to attempt to use Section 220 to obtain discovery of predominantly the same matters that are at issue in the pending lawsuits. In these circumstances, you should obtain such discovery in conformance with the tools provided by the Courts in those actions. Indeed, Section 220 has often been described as a pre-suit tool, not a separate means of discovery once lawsuits are pending.

     This attempt to obtain back-door discovery is particularly inappropriate given that the Highland and Dondero affiliates have consistently refused and resisted discovery of similar information in the lawsuits pending between the parties. For example, in the Motient Securities Suit, the affiliates of Dondero and Highland have invoked the stay under the Private Securities Law Reform Act, thus shielding themselves from discovery. At the same time, Dondero has requested both the federal and state courts to stay the Motient Fiduciary Duty Suit, and has refused to respond even to requests for initial disclosures and production of documents. Motient remains willing and ready to engage in full and complete discovery in these other actions.

     Your Section 220 request is additionally inappropriate in light of the fact that Highland and Dondero have consistently refused to cooperate with Motient's internal nominating committee investigation into allegations that Dondero intentionally disclosed material, non-public information to Motient shareholders while a member of Motient's board of directors.

     Second, your Section 220 demand seeking information concerning your re-hashed allegations of mismanagement and waste is also improper given that a Delaware Court has already found that the same allegations as are contained in your Section 220 demand are not sufficiently particularized to survive a motion to dismiss. These allegations, when recycled into a Section 220 demand seeking information concerning these allegations, remain insufficiently particularized to justify a burdensome fishing expedition. Moreover, as set forth above, the courts in Delaware encourage shareholders to seek review of books and records pursuant to Section 220 before litigation is commenced. In this instance, your demand under Section 220 comes almost eight months after an affiliate of Highland and Dondero--Highland Legacy Limited ("Highland Legacy")--filed a derivative suit in the Chancery Court of Delaware (the "Highland Derivative Suit"). The named Defendants in the Highland Derivative suit included most of the individuals and entities whose transactions with Motient are at issue according to the April 12 letter, and the allegations made against Defendants in the Complaints filed by Highland Legacy in the Highland Derivative Suit were in many respects the same as the allegations that are rehashed in your April 12 Letter. I would further note that affiliates of Highland and Dondero have repeatedly made similar allegations against Motient, the former Defendants, and others in multiple in press releases and public filings over the course of the past several months--without first requesting inspection of books and records to determine whether such allegations have merit.

Mr. Michael Minces
April 20, 2006
Page 3


     Third, most of the documents sought by your demand are already in your possession or in the possession of Dondero or other affiliates of Highland because they were furnished to Dondero during his tenure as a member of Motient's Board of Directors or were produced by Motient to affiliates of Highland Capital in the ordinary course of prior litigation between such affiliates and Motient.

     Fourth, it appears that the primary purpose of your April 12 Letter was something other than to obtain the information ostensibly sought thereby. Much if not all of the information that you purport to request could have been requested long ago in connection with the existing litigations. Even if the
Section 220 demand had been an appropriate method of obtaining the discovery, it would not have required twenty-five pages of superfluous accusations and allegations. In addition, of course, I note that the April 12 Letter was immediately filed with the Securities and Exchange Commission as an attachment to (a) an Amendment to SC 13D filing and (b) proxy solicitation materials on Form DFAN14A, on behalf of affiliates of Highland Capital and Mr. Dondero. Accordingly, it is apparent that the April 12 Letter was intended primarily as an additional vehicle to publish to other shareholders the stale claims and accusations of Highland, Dondero, and their affiliates.

     Finally, we also note that your requests are unreasonably broad and burdensome. In addition, you have not even offered to execute a confidentiality stipulation that would protect Motient's confidential information. Given Highland's repeated inappropriate use of sensitive company information to mislead our shareholders and the investing public--at times when Mr. Dondero owed fiduciary duties that were contravened by such disclosures--such a stipulation would be essential.

     In short, it is entirely inappropriate for Mr. Dondero and Highland to seek discovery through the artifice of a Section 220 demand while flouting their own obligations to comply with reasonable discovery requests in multiple pending lawsuits.

          If you wish to discuss these matters, you may feel free to give me a call.

                                     Very truly yours,

                                     /s/ T. Ray Guy

                                     T. Ray Guy

TRG:cac

cc:    Gerard G. Pecht, Esq.